EXHIBIT 23.2


           CONSENT OF INDEPENDENT ACCOUNTANTS
           ----------------------------------

We consent of the incorporation by reference in this Registration Statement of Mattel, Inc. on Form S-8 of our report dated February 4, 1993, on our audit of the consolidated financial statements and financial statement schedules of Fisher-Price, Inc. as of January 3, 1993, and for the fiscal year then ended, which report is included in the Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of Mattel, Inc. on Form S-8 of our report dated April 22, 1994, on our audits of the financial statements of the Fisher-Price, Inc. Matching Savings Plan as of December 31, 1993 and 1992, and for the years then ended and the supplemental schedules as of December 31, 1993, and for the year then ended, which report is included in the Annual Report on Form 11-K.


/s/ Coopers & Lybrand
---------------------

Rochester, New York
June 30, 1994

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